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                                                                    Exhibit 10.1



                               July 20, 1999



Mr. George D. Morgan
Chief Financial Officer
Mariner Post-Acute Network, Inc.
One Ravinia Drive, Suite 1500
Atlanta, GA  30346

Dear Mr. Morgan:

     In the conference call that we both participated in on June 30th and in a follow up call held on July 7, we reached a general understanding as to the terms of repayment of outstanding Medicare overpayments incurred by skilled nursing facilities in the Mariner Health Group, Inc. (MHG) chain, a wholly owned subsidiary of Mariner Post-Acute Network, Inc. On July 1, the fiscal intermediary function for all of these facilities was transferred from Anthem Blue Cross of Connecticut to Empire Medicare Services. According to the information we received from Anthem, of the 78 MHG facilities in this group, 50 currently have Medicare liabilities, mostly due to overpayments resulting from recently issued cost report reopenings, final settlements and tentative settlements. The total balance due to the program as of June 29, was $15,920,767.

     We believe that the following provisions are consistent with the key points of our discussion and are acceptable to HCFA:

1. We have instructed Empire to immediately cease the 100% recoupment from the claims of overpaid providers and institute a 20% withholding rate effective with payments beginning on July 9.

2. At the earliest practicable date, the 20% withholding will be eliminated, to be replaced by a monthly payment from MHG to Empire in the amount of $1.8 million.

3. The $1.8 million monthly repayment will be effective during the period from July, 1999 through December, 1999. Mariner will make monthly repayments in the amount of $1.5 million from January, 2000 through May, 2000. The monthly repayments include principal and interest. Any remaining balance will be paid by MHG in June 2000, so that the entire overpayment amount covered under this agreement, plus accrued interest at the applicable statutory per annum rate, is recovered by the Medicare program by the end of that month.

4. Empire and MHG will establish the timing and method of the monthly payment. Should MHG fail to make timely payment within five (5) business days after the due date thereof, Empire will have the right, upon written notice to MHG, to re-institute 100% recoupment through withholding from claims from all MHG facilities until outstanding principal and interest is recovered. MHG agrees to waive the right in 42CFR Section 405.373 to rebut the re-instituted recoupment. MHG does not waive the right to formally rebut and/or appeal additional recoupments not covered by this agreement.

5. Empire will have discretion to apply the principal portion of the monthly payment against the individual provider overpayment balances as it deems appropriate.
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6.   Any amounts determined to be due to any MHG facility served by Empire, as a result of a tentative settlement, final settlement or cost report reopening will be used to reduce the overpayment balance, but will not reduce the monthly payment until such time as the total MHG overpayment balance is less than the agreed upon monthly payment amount.

7. Although a large volume of MHG settlements was completed by Anthem just prior to the transition, cost report settlements will continue to be made by Empire on a flow basis. Some of these may result in additional amounts due to the Medicare program. We propose that any additional overpayments issued during the remainder of this calendar year be added to the MHG chain overpayment balance and repaid in accordance with the provisions of this understanding. Separate repayment arrangements will be determined for overpayments established after 1/1/2000.

8. Mariner will repay the full amount of all overpayments contributing to the total even if individual facilities are sold or otherwise pass under other ownership prior to completion of the repayment. Furthermore, should MHG itself be sold or become controlled by another organization, closing documents will include provisions to insure that the successor organization will assume the liabilities of MHG to the Medicare program. Repayment will continue according to the agreed upon terms unless new terms that are more favorable to the Medicare program can be arranged. In the event that a proposed successor to MHG is unwilling to assume the MHG repayment plan as described in this letter, MHG will liquidate its liability to HCFA at or before the transaction closing.

9. MHG will keep Empire apprised of its financial status through submission of monthly financial statements, including cash flow projections. Empire will notify HCFA of material changes and trends.

10. If the financial information submitted by MHG, or other information that is brought to the attention of HCFA and Empire, indicates that MHG may be unable to continue to meet its obligations under this plan of repayment, HCFA may direct Empire to accelerate the recoupment through re-institution of claims withholding. HCFA or Empire will notify MHG immediately prior to taking this action and give MHG an opportunity to respond, but MHG voluntarily waives its formal right of rebuttal.

     We understand that MHG and its affected provider subsidiaries currently dispute the overpayment determinations, both as to the fact of the overpayments and the methodology. We hereby acknowledge that by executing this letter agreement, MHG and its subsidiaries expressly reserve all rights to contest and appeal any Medicare cost report overpayment determination and to seek redress in court to the extent such remedy is available at law.

     We are pleased that we have been able to reach an apparent arrangement concerning this difficult matter. However, if any of the foregoing provisions are not consistent with you understanding, please call me at (212) 264-2505. If they are acceptable to Mariner please indicate your agreement by signing in the space below and returning a copy to me. Please call Steven Hartmann, Director of Audit and Reimbursement, Empire Medicare Services at (315) 442-4959 to complete the details of the arrangements.

                              Sincerely,

                              /s/ Peter Reisman
                              --------------------------------
                              Peter Reisman
                              Associate Regional Administrator
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Agreed to by:  /s/ George D. Morgan
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Mariner Health Group, Inc.

By:     /s/ George D. Morgan
        ------------------------------

Name:   George D. Morgan

Title:  Executive Vice President and Chief Financial Officer

Cc:     C. Booth
        A.  Seubert
        L. Silva
        H. Guerette
        S. Hartmann
        W. Willis